Filed Pursuant to Rule 433
Final Term Sheet
December 11, 2013
Relating to Preliminary Prospectus Supplement
dated December 11, 2013
Registration Statement No. 333-186798

Time Warner Inc.

$500,000,000 4.05% Notes due 2023

$500,000,000 5.35% Debentures due 2043

Issuer:	Time Warner Inc.

Guarantors:	Historic TW Inc. Home Box Office, Inc. Turner Broadcasting System, Inc.

Securities:	$500,000,000 4.05% Notes due 2023 (the “2023 Notes”) $500,000,000 5.35% Debentures due 2043 (the “2043 Debentures”)

Size:	2023 Notes	$500,000,000

	2043 Debentures	$500,000,000

Maturity Dates:	2023 Notes	December 15, 2023

	2043 Debentures	December 15, 2043

Coupon:	2023 Notes	4.05%

	2043 Debentures	5.35%

Interest Payment Dates:	2023 Notes	June 15 and December 15, commencing June 15, 2014

	2043 Debentures	June 15 and December 15, commencing June 15, 2014

Price to Public:	2023 Notes	99.699%

	2043 Debentures	99.941%

Benchmark Treasury:	2023 Notes	2.750% due November 15, 2023

	2043 Debentures	3.625% due August 15, 2043

Benchmark Treasury Yield:	2023 Notes	2.837%

	2043 Debentures	3.874%

Spread to Benchmark Treasury:	2023 Notes	Plus 125 bps

	2043 Debentures	Plus 148 bps

Yield:	2023 Notes	4.087%

	2043 Debentures	5.354%

Make-Whole Call:	2023 Notes	Treasury Rate plus 20 bps

	2043 Debentures	Treasury Rate plus 25 bps

Expected Settlement Date:	December 16, 2013 (T+3)

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000

CUSIP/ISIN:	2023 Notes	887317 AR6 / US887317AR64

	2043 Debentures	887317 AS4 / US887317AS48

Ratings:	2023 Notes	Baa2 (stable) by Moody’s Investors Service, Inc. BBB (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings

	2043 Debentures	Baa2 (stable) by Moody’s Investors Service, Inc. BBB (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

RBS Securities Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Lebenthal & Co., LLC

Lloyds Securities Inc.

Mizuho Securities USA Inc.

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 and RBS Securities Inc. toll free at 1-866-884-2071.